ACI Technologies Limited
Royalty Agreement

AGREEMENT is made on September 2004

BETWEEN

(1) ACI Technologies Limited, a company incorporated in Hong Kong under registered number 32615158-000-10 ("**ACI Technologies**");

(2) ACI Engineering AG (formerly Applied Cryogenics International AG), a company incorporated under German law and registered on 25 September 2002 at *Amtsgericht Charlottenburg*, Amtsgerichtsplatz 1, D-14057 Berlin, Germany under registration no HR B 86131 and having its head office at Friedrichstrasse 147/148, 10117 Berlin Germany ("**ACI Engineering**");

(3) Legal Services Foundation, a company organized and existing under the laws of the Principality of Liechtenstein, having offices at Usteristrasse 19, CH-8001 Zurich Switzerland ("**LSF**");

(4) Dr Patrick Adair, an individual, having his address at 1910 Northwest Blvd., Suite 110, Coeur D'Alene, Idaho 83814 USA ("**Adair**"); and

(5) Dagmar Gräf-Detampel, an individual, having her address at Hauptstrasse 85, Berlin Germany D-12159 ("**Gräf-Detampel**").

WHEREAS

(A) ACI Engineering and ACI Technologies propose to enter into an exclusive licence agreement (the "**Licence**") in the form attached to this Agreement pursuant to which ACI Engineering will licence to ACI Technologies its intellectual property rights in the ACI-50 cyrogenic process (the "**Licensed IP**").

(B) ACI Technologies proposes to enter into sub-licences, on arms length terms, for the sub-licensing by it of the Licensed IP to other members of the ACI Group or to third parties.

(C) Adair and Gräf-Detampel have knowledge of the Licensed IP due to their past involvement with the ACI Group.

(D) ACI Technologies has agreed to pay to LSF, Adair and Gräf-Detampel 49% in aggregate of the operating royalties received by ACI Technologies for so long as Adair and Gräf-Detampel fully observe and perform the covenants contained in this agreement.

IT IS AGREED as follows:

1. CONDITION PRECEDENT

The parties' obligations pursuant to this agreement shall be conditional on the Hosinbrook Purchase Agreement and the Engineering Purchase Agreement closing in accordance with their respective terms. If this condition is not satisfied by 24 October 2004, this Agreement will terminate (save in respect of any rights and liabilities which have accrued before termination).

2. ROYALTY PAYMENT

2.1 ACI Technologies covenants to pay, consitant with the licence agreement, an amount equal to Forty Nine Percent (49%) of the Royalty Income received by ACI Technologies during the preceding calendar month as follows:

(a) amounts due (if any) in respect of calendar months occurring during 2004, 2005 and 2006 shall be paid to LSF;

(b) amounts due (if any) in respect of calendar months occurring during 2007 shall be paid as to the first €250,000 to Adair and Gräf-Detampel in equal shares and any excess shall be paid to LSF; and

(c) amounts due (if any) in respect of calendar months occurring during 2008 and subsequent years shall be paid as to the first €500,000 to Adair and Gräf-Detampel in equal shares and any excess shall be paid to LSF.

2.2 In the event that (a) during 2007 the aggregate amount payable is less than €250,000 or (b) during 2008 and subsequent years the aggregate amount payable is less than €500,000, ACI Technologies shall pay an amount equal to the shortfall to Adair and Gräf-Detampel in equal shares, such amount shall be paid in January in the year following the year in which any shortfall occurred.

2.3 ACI Technologies agrees that it shall only enter into Sub-Licences on arms length terms. It is acknowledged and accepted by LSF, Adair and Gräf-Detampel that:

(a) it is likely that the Sub-Licences will provide for the payment of a licence fee equal to 6% of the project value and that such payment will not constitute Royalty Income for the purposes of this agreement;

(b) it is likely that the Sub-Licences will provide that payment of Royalty Income only commence upon an ACI-50 unit using the Licensed IP being successfully funded, constructed and commissioned for operation and having commenced trading profitably; and

(c) whilst it is currently expected that the annual operating royalty income from each Sub-Licence for an ACI-50 unit will amount to €1,250,000 per annum, this will depend on circumstances prevailing at the time any Sub-Licence is

available such as the cost of energy and the existence of other processes capable of competing with the Licensed IP and ACI-50 units.

2.4 ACI Engineering and ACI Technologies shall, immediately following the condition precedent set out in clause 1 being satisfied, enter into the Licence. ACI Engineering agrees that it will not enter into any licence in respect of the Licensed IP other than the Licence.

2.5 Amounts payable pursuant to clause 2.1 shall be paid to the following account:

Euro Account No. 206-DP121874.1
In favour of Walter Schumacher
With UBS AG, P.O. Box CH-8098 Zurich/Switzerland

3. Restrictive Covenant

3.1 Each of LSF, Adair and Gräf-Detampel undertake to ACI Technologies (for itself and on behalf of each member of the ACI Group) that they will not (whether alone or jointly with another, whether directly or indirectly and whether on his or her own behalf or on behalf of any other person or persons) carry on or be engaged or concerned or interested economically or otherwise in any manner whatsoever in any Competing Business during the term of this agreement.

3.2 Nothing in this clause 3 shall prevent:

(a) Adair from performing legal services to his clients as part of his ordinary practice of law in the United States or elsewhere in the world; or

(b) Gräf-Detampel from obtaining ordinary hourly or salaried employment with any company or from continuing to hold her controlling interest in Unternehmensberatungsgesellschaft Detampel Gmbh or having an interest in any company which does not carry on a Competiting Business.

3.3 Each of LSF, Adair and Gräf-Detampel undertake to ACI Technologies (for itself and on behalf of each member of the ACI Group) that they shall not, within a period of 2 years after the date of this agreement, (whether alone or jointly with another and whether directly or indirectly) solicit or endeavour to entice away from any member of the ACI Group, offer employment to or employ, or offer or conclude any contract for services with, any person who was employed by any member of the ACI Group in skilled or managerial work at any time during the 12 months ending on the date of this agreement and with whom Adair and Gräf-Detampel (as the case may be) have had material dealings within such 12 month period provided that nothing in this clause 3.3 shall prevent LSF, Adair or Gräf-Detampel from making payments to any such persons in respect of loss of office or the termination of employment, where the liability to make such a payment arose prior to the date of this agreement.

3.4 Each of LSF, Adair and Gräf-Detampel undertakes to ACI Technologies (for itself and on behalf of each member of the ACI Group) that none of them shall at any time during the term of this agreement (whether alone or jointly with another, whether directly or indirectly and whether on his or her own behalf or on behalf of any other

person or persons) use or display any trade mark or business name or mark, or use as or include in a domain name or carry on a business under a title containing:

(a) any of the word(s) "ACI", "ACI-50", "Elastomers", "Cryogenics" or "Micropowder"; or

(b) any business or trade name used exclusively by any member of the ACI Group at the date of this agreement; or

(c) any other word(s) or marks closely resembling any of the above.

3.5 Each of LSF, Adair and Gräf-Detampel acknowledge and agree that each of clauses 3.1 to 3.4 (inclusive) constitutes an entirely separate and independent restriction and that the duration, extent and application of each of the respective restrictions are no greater than is reasonable and necessary for the protection of the interests of ACI Technologies and the members of the ACI Group.

4. PROTECTION OF LICENSED IP

In the event that any Licensed IP is attacked, infringed, opposed, misappropriated or otherwise prejudiced the party becoming aware of such a matter shall forthwith notify the others of it and any party shall join the owner of the relevant Licensed IP in taking all such steps (if any) as in the total discretion of such owner shall be desirable for the protection of the owner's rights.

5. DURATION AND TERMINATION

5.1 ACI Technologies' obligation pursuant to clause 2 above shall continue in full force and effect until:

(a) either LSF, Adair or Gräf-Detampel fails to perform or observe any of the obligations on his or her part to be performed or observed under this agreement (regardless of whether such obligation is legally enforceable); or

(b) either LSF, Adair or Gräf-Detampel attacks, infringes, opposes, misappropriates or otherwise prejudices the Licensed IP.

Upon the occurrence of any such event, the obligations of ACI Technologies under Clause 2 shall forthwith cease save in respect of royalties due in respect of any complete calendar month which has concluded prior to such event.

5.2 LSF, Adair and Gräf-Detampel obligations pursuant to clause 3 above shall remain in full force and effect for so long as ACI Technologies complies fully with clause 2 above.

5.3 The expiry or termination of this agreement howsoever arising shall be without prejudice to any rights of any party that may have accrued by, at or up to the date of such termination.

6. ASSIGNMENT

None of LSF, Adair or Gräf-Detampel may transfer, charge, encumber or otherwise deal with the whole or any part of this agreement or its obligations under it.

7. ENTIRE AGREEMENT

This agreement constitutes the entire agreement and supersedes any prior written or oral agreements concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties, relating to the subject matter contained in this agreement, which are not fully set forth herein.

8. COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which is an original, but all of which together constitute one and the same instrument.

9. FURTHER ASSURANCE

Each of the parties hereto agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be reasonably required to implement and/or give effect to this Agreement and the transaction contemplated by it.

10. VARIATION

No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

11. SET-OFF

ACI Technologies shall be entitled to deduct from any amount payable by it any amounts owing by LSF, Adair or Gräf-Detampel pursuant to, or as a result of a breach of, any provision of this Agreement or any other agreement between any of LSF, Adair or Gräf-Detampel and any member of the ACI Group.

12. NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13. GOVERNING LAW

13.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English Law.

13.2 Each of the parties agrees that the courts of England are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this agreement or otherwise arising in connection with this agreement, and for such purposes irrevocably submit to the jurisdiction of the English courts.

14. NOTICES

14.1 Any notice or other communication to be given by either party to the other party under, or in connection with, this agreement shall be in writing and signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in clause 14.2, or delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in clause 14.2 and in each case marked for the attention of the relevant party set out in clause 14.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 14). Any notice so served by hand, fax or post shall be deemed to have been duly given:

(a) in the case of delivery by hand, when delivered;

(b) in the case of fax, at the time of transmission;

(c) in the case of prepaid recorded delivery, special delivery or registered post, at 10 am on the third day following the date of posting..

References to time in this clause are to local time at the address to which the relevant notice is sent.

14.2 The addresses and fax numbers of the parties for the purpose of clause 14.1 are as follows:

ACI Technologies and ACI Engineering

Address: Friederichstrasse 149/148 10117 Berlin Germany

Fax: +49 30 20214 444

For the attention of: Mr Michael Howarth

LSF

Address: Usteristrasse 19, CH-8001 Zurich Switzerland

Fax: + 41 43 210 2301

For the attention of: Walter Schumacher

IN WITNESS whereof this Agreement has been signed by and on behalf of the parties on the day and year first before written.

For ACI Technology Limited:

By: ______________________________
Johan Robb, Esq., authorized signatory
On behalf of **ACI Technology Limited**

For ACI Engineering AG:

By: ______________________________
Michael E Howarth, Esq., authorized signatory
On behalf of **ACI Engineering AG**

For Legal Services Foundation

By: ______________________________
Walter Schumacher Esq., authorized signatory
On behalf of **Legal Services Foundation**

For ADAIR:

By: ______________________________
Patrick E. Adair, Esq., an individual

For GRAF-DETAMPEL:

By:______________________________
Dagmar Graf-Detampel, an individual

Adair

Address: 1910 Northwest Blvd., Suite 110, Coeur D'Alene, Idaho 83814 USA

Fax: +1 208 292 0695

Gräf-Detampel

Address: Hauptstrasse 85, Berlin Germany D-12159

Fax: + 49 30 850 78 004

14.3 A party may notify any other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 14, provided that such notice shall only be effective on:

(a) the date specified in the notice as the date on which the change is to take place; or

(b) if no date is specified or the date specified is less than seven days after the date on which notice is given, the date which is the seventh day after notice of any change has been given.

14.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery, special delivery or registered post letter, or that the notice was transmitted by fax to the fax number of the relevant party set out in this clause 14 (or as otherwise notified under it).

14.5 All notices, demands, requests, statements, certificates or other communications under this agreement shall be in English unless otherwise agreed in writing.

15. DEFINITIONS

Words and expressions used in this agreement shall have the meanings set out in the recitals or in Schedule 1 unless the context otherwise requires.

SCHEDULE 1

INTREPRETATION

1. In this agreement, the following words and expressions shall have the following meanings:

"**ACI-50 unit**" means one unit capable of processing 50,000 metric tonnes per annum of shredded rubber tyres and based on ACI Engineering's proprietary operational design that enables shredded rubber ,tyres to be crushed to exacting engineered specifications and purity and powderised to much smaller particle sizes than are currently available from other thermal, cryogenic, or ambient processes;

"**ACI Group**" means ACI Corporation AG, ACI Engineering and ACI Technology and any subsidiary undertaking or parent undertaking of ACI Corporation AG, ACI Engineering and/or ACI Technology and any subsidiary undertaking of any such parent undertaking, in each case from time to time, and for these purposes an undertaking is a "**subsidiary undertaking**" of another undertaking (its "**parent undertaking**") if that other undertaking, directly or indirectly, through one or more subsidiary undertakings:

(a) holds a majority of the voting rights in it; or

(b) is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or other equivalent managing body; or

(c) has a right to exercise a dominant influence over it:

(i) by virtue of provisions contained in its memorandum or articles or equivalent constitutional documents; or

(ii) by virtue of a contract with that undertaking or other members or shareholders of that undertaking; or

(iii) is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

"**Business Day**" means a day (other than a Saturday or Sunday) on which banks generally are open in London for the transaction of normal banking business;

"**Competing Business**" means a business which either (a) provides engineering services to the public (whether or not those services involve process design work in cryogenic environments); or (b) engages in the construction or operation of processing plants similar to, or capable of competing with, the ACI-50 unit, including Intec RC 400.5 processing plants or plants capable of competing with either of them;

"**Hosinbrook**" means Hosinbrook Company S.A., a company limited by shares incorporated on 7 September 1999 in the British Virgin Islands with number 342105;

"Hosinbrook Purchase Agreement" means the agreement in the form initialled by the parties hereto between LSF, Howarth and Adair relating to the sale and purchaser of the entire issued share capital of Hosinbrook;

"Engineering Purchase Agreement" means the agreement in the form initialled by the parties hereto between LSF, Hosinbrook, Howarth, Adair and Gräf-Detampel relating to the sale and purchaser of the entire issued share capital of ACI Engineering;

"Sub-Licence" any licence or sub-licence entered into by ACI Technologies for the sub-licensing by it of the Licensed IP to other members of the ACI Group or to third parties; and

"Royalty Income" means all operating royalties received by ACI Technologies pursuant to a Sub-Licence (for the avoidance of doubt, excluding any one-off licensing fee paid by sub-licensee for the operating rights relating to a single ACI-50 unit) less all costs and expenses reasonably incurred by ACI Engineering or ACI Technologies or any other member of the ACI Group to protect the Licensed IP whether pursuant to clause 4 of this agreement or otherwise.